U.S. SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549

                            FORM 12B-25


                   NOTIFICATION OF LATE FILING                 SEC FILE NUMBER
                                                                  0-20911

                                                                CUSIP NUMBER
                                                                 015600 10 9

[X] Form 10-K and Form 10-KSB   [ ] Form 11-K  [ ] Form 10-Q and Form 10-QSB
[ ] Form N-SAR

For Period Ended:  DECEMBER 31, 1998
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 [ ] Transition Report on Form 10-K
 [ ] Transition Report on Form 20-F
 [ ] Transition Report on Form 11-K
 [ ] Transition Report on Form 10-Q
 [ ] Transition Report on Form N-SAR

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     If the notification  relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION
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Full Name of Registrant:

          Algiers Bancorp, Inc.

Address of Principal Executive Office (Street and Number):

          #1 Westbank Expressway, New Orleans, Louisiana 70114
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     City, State and Zip Code



PART II - RULES 12B-25(B) AND
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If the subject report could  not  be  filed  without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why the Form 10-K and Form 10-
KSB, 20-F, 11-K 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant's Chief Operating Officer, Dennis J. McCluer, who also served as the Registrant's principal financial officer, resigned on February 22, 1999 and no replacement for him has been found. Over the past three years, since the Registrant went public in 1996, Mr. McCluer has had primary responsibility for preparation of all of the Registrant's public filings. Due to Mr. McCluer's resignation, the Registrant will need additional time to complete its Form 10-KSB report. The Registrant will file its Form 10-KSB within the period prescribed by Rule 12b-25(b).

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PART IV - OTHER INFORMATION
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     (1)  Name and telephone number  of person to contact in regard to this notification:

     FRANCIS M. MINOR, JR.                  504                 367-8221
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          (Name)                        (Area Code)        (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                [X] Yes   [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                [X] Yes   [X] No

     If  so:   attach  an  explanation  of  the  anticipated  change,  both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                       ALGIERS BANCORP, INC.
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           (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:     MARCH 31, 1999                 By:   /S/ FRANCIS M. MINOR, JR.
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                                                   Francis M. Minor, Jr.
                                                   Chief Financial Officer